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                                                                 EXHIBIT (l)(vi)


                               PURCHASE AGREEMENT


         Schwab Investments (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:


         1. The Trust hereby offers and Schwab hereby purchases one unit of beneficial interest in each class of Series H, representing interests in the Investor Shares and Select Shares, respectively, of the Schwab YieldPlus Fund (the "Fund") at a price of $10.00 per Share (such units of beneficial interest being hereafter collectively known as "Shares"). Schwab hereby acknowledges purchase of the Shares and the Fund hereby acknowledges receipt from Schwab of funds in the amount of $20 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Fund.


         2. Schwab represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.


         3. The names "Schwab Investments" and "Trustees of Schwab Investments" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 26, 1990, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Investments" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 13th day of July 1999.


Attest:                                SCHWAB INVESTMENTS



                                       By:    /s/ William J. Klipp
--------------------------                    ---------------------------------
                                       Name:     William J. Klipp
                                       Title:    Executive Vice President, Chief
                                                 Operating Officer and Trustee


Attest:                                CHARLES SCHWAB & CO., INC.



                                       By:    /s/ Ron Carter
--------------------------                    ---------------------------------
                                       Name:     Ron Carter
                                       Title:    Senior Vice President